UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of principal executive offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 24, 2007, AsiaInfo Holdings, Inc. (the “Company” or “AsiaInfo”) entered into a Settlement and Release Agreement (the “Agreement”) with Lenovo Group Limited (“Lenovo”) to resolve certain matters arising out of the Acquisition Agreement dated July 27, 2004 (the “Acquisition Agreement”) and an Escrow Agreement dated October 19, 2004 between the Company and Lenovo. Pursuant to the Acquisition Agreement, AsiaInfo acquired substantially all of the assets comprising Lenovo’s non-telecommunications IT services business in 2004 (the “Acquisition”).

Under the Agreement, 648,769 shares of the Company’s common stock, which had been held in escrow since the closing of the Acquisition, will be returned to the Company. An additional 432,512 shares of AsiaInfo common stock will be released to Lenovo.

The Agreement also provides for the mutual release of certain claims that the Company or Lenovo may have had against each other relating to the Acquisition.

The Acquisition included the business now comprising AsiaInfo’s Lenovo-AsiaInfo Security Division. As previously reported on the Company’s Current Report on Form 8-K dated April 25, 2006, following unexpectedly poor operating results in the fourth quarter of 2005, the Company conducted an inquiry into the issues surrounding the revenue shortfall in the Security Division. The settlement announced today arose out of that inquiry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: January 30, 2007	By:	/s/ Eileen Chu
	Name:	Eileen Chu
	Title:	Vice President and Chief Financial Officer